Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

December 29, 2011	Contact: Michael M. Larsen Vice President and CFO (610) 249-2002

GARDNER DENVER ANNOUNCES NEW INDEPENDENT AUDITOR

WAYNE, Pa. (December 29, 2011) – Gardner Denver, Inc (NYSE – GDI) announced today that the Company’s Audit and Finance Committee of the Board of Directors (the “Audit Committee”) has appointed Ernst & Young LLP (“E&Y”) as Gardner Denver’s new independent registered public accounting firm for the fiscal year ending December 31, 2012, replacing KPMG LLP (“KPMG”) following the completion of the audit for the fiscal year ending December 31, 2011.

“We have enjoyed a very positive relationship with KPMG and are grateful for the excellent work they have performed for Gardner Denver since 2002,” stated Michael M. Larsen, Vice President and Chief Financial Officer of Gardner Denver. “The selection of E&Y followed a rigorous, competitive proposal process conducted by the Audit Committee, in which several firms including KPMG were invited to participate. E&Y emerged during this process as the best fit for Gardner Denver’s long-term needs.”

KPMG has confirmed that the change in auditor was not related to any disagreements about accounting principles or practices, financial statements disclosure or auditing scope or procedure between the Company and KPMG. In conjunction with this change, Gardner Denver filed a Form 8-K with the Securities and Exchange Commission today. This filing can be accessed from the Investor section on the Company’s website (www.gardnerdenver.com).

Corporate Profile

Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “could,” “should,” “anticipate,” “expect,” “believe,” “will,” “project,” “lead,” or the negative thereof or variations thereon or similar terminology. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: changing economic conditions; pricing of the Company’s products and other competitive market pressures; the costs and availability of raw materials; fluctuations in foreign currency exchange rates and energy prices; risks associated with the Company’s current and future litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending December 31, 2010, and its subsequent quarterly reports on Form 10-Q for the 2011 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.